Exhibit 99.1

news release

Ovintiv Issues 2020 Outlook; Company Expects to Deliver Cash from Operations Significantly in Excess of Capital for the Third Consecutive Year; Fourth Quarter 2019 Results Top Consensus Estimates

2020 Outlook highlights:

•	2020 is expected to be third consecutive year of significant non-GAAP free cash flow.

•	Plan expected to yield 4% year-over-year proforma growth in crude oil and condensate(1) production.

•	Planned 2020 capital investments total $2.7 billion, down 6%, or $175 million less than 2019 proforma capital investment when including 2019 utilized third party capital of $75 million in the Montney.

•	Strong hedge position: over 70% of 2020 crude oil and condensate and natural gas production hedged.

Full-year and fourth quarter 2019 highlights:

•	Fourth quarter and full-year financial and operating results exceed guidance and consensus expectations.

•

Full-year cash from operating activities was $2.9 billion, also equal to non-GAAP cash flow; 2019 non-GAAP free cash flow was $305 million, or $476 million excluding $171 million of acquisition and restructuring costs.

•	2019 net earnings were $234 million and non-GAAP operating earnings were $860 million.

•

Proforma 2019 crude oil and condensate production grew 9% over 2018 (excluding the impact of divestitures). With volumes of 228 Mbbls/d, this ranks Ovintiv as one of the largest independent producers of crude oil and condensate. Total proforma production was 589 MBOE/d. See the “Capital Investment and Production” table below.

•	2019 capital investment hit the mid-point of original guidance of $2.6 billion reportable and $2.8 billion proforma.

•

Company repurchased approximately 13% of shares outstanding through its stock buyback program and, including dividends, returned more than $1.35 billion to stockholders in 2019 and approximately $1.7 billion over the last two years.

•

Ovintiv recorded a fourth quarter net loss of $6 million, which was impacted by unrealized risk management losses. Non-GAAP Operating earnings were $210 million, cash from operating activities was $730 million and non-GAAP cash flow was $815 million, and fourth quarter non-GAAP free cash flow was $241 million.

•	Fourth quarter crude oil and condensate production was 226 Mbbls/d. See the “Capital Investment and Production” table below.

DENVER, February 19, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its fourth quarter and full-year 2019 financial and operating results, which exceeded consensus estimates. The Company also announced its 2020 Outlook with capital investments expected to decrease about $175 million from the prior year on a proforma basis. The outlook is expected to generate the Company’s third consecutive year of significant non-GAAP free cash flow and grow crude oil and condensate production by 4%. The 2020 investment program is aligned with Ovintiv’s strategy to grow long-term stockholder value through disciplined capital investments, a return of cash to stockholders and profitable liquids growth.

“We finished 2019 very strong, marking the second consecutive year of generating free cash flow while growing our crude and condensate production”, said CEO Doug Suttles. “Our disciplined capital investments, combined with a relentless focus on efficiency and innovation, has transformed Ovintiv into one of the largest independent producers of crude oil and condensate and amongst the top independents in EBITDA generation.”

1.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

Ovintiv Inc.	1

A conference call and webcast to discuss the 2019 fourth quarter and full-year results and the 2020 outlook will be held at 7 a.m. MT (9 a.m. ET) on February 20, 2020. To participate, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv’s website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

2020 Outlook

Ovintiv’s 2020 planned capital investments are $2.7 billion. Approximately 80% of the investments are allocated to development programs in the U.S. and more than 75% are earmarked for its three core assets—Permian, Anadarko and Montney.

Crude oil and condensate volumes are expected to grow 4% proforma year-over-year to 229 – 239 Mbbls/d. Full-year NGL (C2 – C4) production is expected to be 89 – 93 Mbbls/d, up 2% proforma from the prior year. Liquids (total crude oil and NGLs) are expected to comprise 56% of total production, up 2% over 2019 proforma volumes.

Total Costs in 2020 are expected to drop again year-over-year to $12.20 – $12.50 per barrel of oil equivalent (BOE).

The 2020 Outlook is supported by Ovintiv’s derivatives’ positions with over 70% of 2020 crude oil, condensate and natural gas production hedged. The 2020 program is expected to be free cash flow positive at prices lower than the current strip prices of approximately $52/bbl WTI oil and approximately $2.15/MMBtu NYMEX natural gas. As of December 31, 2019, Ovintiv had 2020 benchmark hedges of approximately 165 Mbbls/d of crude oil and condensate and 1,188 MMcf/d of natural gas. An updated hedge table can be found below.

“Our 2020 Outlook balances industry competitive crude oil and condensate growth, disciplined capital allocation and highly efficient execution to generate free cash flow for the third consecutive year”, said Suttles. “In 2020, our business is well positioned for the current market volatility. Our risk management programs combined with almost complete capital flexibility give us confidence that we can generate free cash flow across a wide range of commodity outcomes and continue to return cash to our stockholders.”

Full-year and fourth quarter 2019 summary

For 2019, net earnings were $234 million, or $0.90 per share. Non-GAAP operating earnings were $860 million, or $3.29 per share. Cash from operating activities for the full year was $2.9 billion, equivalent to non-GAAP cash flow.

For the fourth quarter, Ovintiv reported a net loss of $6 million, or $(0.02) per share, driven primarily by a $264 million (after-tax) non-cash unrealized risk management loss on hedge positions recognized in the quarter. Non-GAAP operating earnings for the quarter were $210 million, or $0.81 per share. Cash from operating activities for the fourth quarter was $730 million and non-GAAP cash flow was $815 million.

At year-end, Ovintiv had $3.5 billion of liquidity. The Company’s credit facilities have no reserve-based covenants. In early 2020, the facilities were replaced and extended to July 2024. Ovintiv has an investment grade credit rating and maintains significant financial flexibility. The Company has no debt maturities until late 2021 and approximately 80% of long-term debt does not come due until 2024 or later.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures. Note that Per Share amounts in this document reflect the share consolidation.

Production summary and asset highlights

Ovintiv’s higher than expected production was driven by strong and consistent well results across the portfolio. Through its proven cube development practices, the Company continues to deliver leading performance across all assets to generate quality returns and maximize acreage value.

For the full year, on a proforma basis and excluding production from assets divested during 2019, Ovintiv’s total production averaged 578,600 BOE/d, 9% higher than the prior year. Full year proforma crude oil and condensate production, excluding the impact of divestitures, also grew 9% over 2018. See the “Capital Investment and Production” table below.

Total Company production in the fourth quarter of 2019 was 592,600 BOE/d. Fourth quarter liquids production averaged 322,000 bbls/d. See the “Capital Investment and Production” table below.

Ovintiv Inc.	2

Permian

Production in the Permian increased 14% over 2018 and averaged 104,800 BOE/d. Fourth quarter production averaged 112,200 BOE/d (81% liquids) with 18 net wells turned-in-line (TILs) during the quarter.

For 2020, well costs are forecast to be 8% lower than the prior year as a result of play-leading drilling and completion performance and supply chain management. Improved spud-to-rig release times led to five recent pacesetter wells which averaged under 11 days from spud to rig release.

Anadarko

Proforma production from the Anadarko increased 17% year-over-year to 158,300 BOE/d, of which 62% was liquids. For the fourth quarter, production averaged 163,500 BOE/d (62% liquids) and 25 net TILs.

During the year, Ovintiv doubled its initial target for well cost reductions in the play, lowering completed well costs by nearly $2 million per well. Recently, Ovintiv turned to sales four pacesetter wells at a drilling and completions cost of less than $5.2 million per well.

Montney

Liquids production grew 25% year-over-year to 52,100 bbls/d. Fourth quarter production averaged 209,100 BOE/d (25% liquids) with eight net TILs during the quarter. Ovintiv had industry leading cycle times (78 days with an average of seven wells per pad) in the Montney in 2019.

Year-end 2019 reserves

Under Canadian reserves protocol, proved and probable reserves were 5.1 billion BOE before royalties and 4.2 billion BOE after royalties. SEC proved reserves at year-end 2019 were 2.2 billion BOE, of which 60% were liquids and 48% were proved developed and, excluding the impact of acquisitions and dispositions, reserve replacement was more than two times 2019 production.

For additional information, please refer to the 2020 Outlook and 2019 Results Presentation at https://www.ovintiv.com/investors/

Dividend declared

On February 19, 2020, Ovintiv’s Board declared a dividend of $0.09375 per share of common stock payable on March 31, 2020 to common stockholders of record as of March 13, 2020.

Capital Investment and Production

	Reportable (1)				Proforma (2)
(for the period ended December 31)	2019	2018	Q4 2019	Q4 2018	2019	2018	Q4 2019	Q4 2018
Upstream Capital Expenditures ($ millions)	2,614	1,964	568	346	2,793	3,367	568	654
Oil (Mbbls/d) (3)	164.4	89.9	172.9	96.5	174.0	167.8	172.9	174.0
NGLs – Plant Condensate (Mbbls/d)	52.9	39.0	52.9	50.9	53.7	45.0	52.9	57.5
NGLs – Other (Mbbls/d)	84.6	39.2	96.2	45.3	89.4	76.8	96.2	86.9

Total NGLs (Mbbls/d)	137.5	78.2	149.1	96.2	143.1	121.8	149.1	144.4

Total Liquids (Mbbls/d)	301.9	168.1	322.0	192.7	317.1	289.6	322.0	318.4

Natural gas (MMcf/d) (4)	1,577	1,158	1,624	1,265	1,632	1,598	1,624	1,735

Total production (MBOE/d)	564.9	361.2	592.6	403.4	589.2	555.8	592.6	607.5

(1)	Reportable includes Upstream capital and production volumes from Newfield, commencing February 14, 2019. 2018 includes Ovintiv’s capital and production as previously reported.
(2)	Proforma includes Ovintiv and Newfield Upstream capital and combined production volumes for all periods shown.
(3)	Primarily tight oil, including minimal medium and light crude oil volumes.
(4)	Primarily shale gas, including minimal conventional natural gas.

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2020 Outlook
	FY2020	Pro Forma 2019(1)		Midpoint YoY Growth (2020 vs. PF 2019)
Capital Investment ($ Billion)	$2.7	$2.8		(4%	)
Oil & Condensate (Mbbls/d) (2)	229 - 239	225		4%
Other NGLs (Mbbls/d)	89 – 93	89		2%
Natural Gas (MMcf/d) (3)	1,520 - 1,580	1,583		(2%	)

Total Costs per BOE (Upstream Transportation and Processing, Operating, Production, Mineral and Other Taxes, plus Corp G&A) (4)	$12.20 - $12.50	$12.59	(5)	(2%	)

(1)	Capital investment and production volumes have been adjusted for the Newfield acquisition, and Arkoma and China sales during 2019.
(2)	Primarily tight oil, including minimal medium and light crude oil volumes, and plant condensate.
(3)	Primarily shale gas, including minimal conventional natural gas.
(4)	Operating and G&A costs exclude long-term incentive costs.
(5)	Total Costs shown as reportable.

Hedge Volumes as of December 31, 2019:

Natural Gas Hedges	2020
Total Benchmark Hedges	1,188 MMcf/d
Benchmark Hedges ($/Mcf)
NYMEX Swaps	803 MMcf/d
Swap Price	$2.65
NYMEX 3-Way Options	330 MMcf/d
Short Call	$2.72
Long Put	$2.60
Short Put	$2.25
NYMEX Costless Collars	55 MMcf/d
Short Call	$2.88
Long Put	$2.50

Basis Hedges ($/Mcf)
AECO Basis Swaps	349 MMcf/d
Swap Price	($0.88)
WAHA Basis Swaps	105 MMcf/d
Swap Price	($0.91)

Oil & Condensate Hedges	2020
Total Benchmark Hedges	165 Mbbls/d
Benchmark Hedges ($/bbl)
WTI Swaps	70 Mbbls/d
Swap Price	$57.56
WTI 3-Way Options	80 Mbbls/d
Short Call	$61.68
Long Put	$53.44
Short Put	$43.44
WTI Costless Collars	15 Mbbls/d
Short Call	$68.71
Long Put	$50.00

Basis Hedges ($/bbl)
WTI / Midland Swaps	8 Mbbls/d
Swap Price	($1.20)

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Fourth Quarter and Year-End Highlights

Non-GAAP Cash Flow Reconciliation
(for the period ended December 31) ($ millions, except as indicated)	Q4 2019	Q4 2018	2019	2018
Cash from (used in) operating activities	730	559	2,921	2,300
Deduct (add back):
Net change in other assets and liabilities	(42)	(27)	(97)	(60)
Net change in non-cash working capital	(43)	46	87	245

Non-GAAP cash flow(1)	815	540	2,931	2,115

Non-GAAP cash flow margin(1) ($/BOE)	14.95	14.56	14.21	16.05

Non-GAAP Free Cash Flow Reconciliation
Non-GAAP cash flow(1)	815	540	2,931	2,115
Less: capital expenditures	574	349	2,626	1,975

Non-GAAP free cash flow(1)	241	191	305	140

Non-GAAP Operating Earnings Reconciliation
Net earnings (loss)	(6)	1,030	234	1,069
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(345)	941	(730)	519
Restructuring charges	(4)	—	(138)	—
Non-operating foreign exchange gain (loss)	52	(76)	94	(184)
Gain (loss) on divestitures	(1)	1	3	5

	(298)	866	(771)	340
Income tax	82	(141)	145	(93)

After-tax (addition) deduction	(216)	725	(626)	247

Non-GAAP operating earnings (loss)(1)	210	305	860	822

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow, and non-GAAP operating earnings are non-GAAP measures as defined in Note 1.

Production Summary
(for the period ended December 31) (average)	Q4 2019	Q4 2018	% Δ	2019	2018	% Δ
Oil (Mbbls/d)(1)	172.9	96.5	79	164.4	89.9	83
NGLs – Plant Condensate (Mbbls/d)	52.9	50.9	4	52.9	39.0	36
NGLs – Other (Mbbls/d)	96.2	45.3	112	84.6	39.2	116
Total NGLs (Mbbls/d)	149.1	96.2	55	137.5	78.2	76

Total Oil and NGLs (Mbbls/d)	322.0	192.7	67	301.9	168.1	80

Natural gas (MMcf/d) (2)	1,624	1,265	28	1,577	1,158	36

Total production (MBOE/d)	592.6	403.4	47	564.9	361.2	56

(1)	Primarily tight oil, including minimal medium and light crude oil volumes.
(2)	Primarily shale gas, including minimal conventional natural gas.

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Realized Pricing Summary

	Q4 2019	Q4 2018	2019	2018
Liquids ($/bbl)
WTI	56.96	58.81	57.03	64.77
Realized liquids prices (1)
Oil	56.17	56.54	57.40	56.84
NGLs – Plant Condensate	52.03	41.98	51.95	49.56
NGLs – Other	12.90	24.63	14.04	24.93

Total NGLs	26.80	33.80	28.63	37.21

Natural gas
NYMEX ($/MMBtu)	2.50	3.64	2.63	3.09

Realized natural gas price (1) ($/Mcf)	2.25	2.64	2.28	2.76

(1)	Prices include the impact of realized gain (loss) on risk management.

Year-End 2019 Reserves Estimates

2019 Reserves Estimates – Canadian Protocols (Net, After Royalties)(1)
Using forecast prices and costs; simplified table (MMBOE)	1P Proved	2P Proved + Probable
Canadian Operations	728.1	1,434.7
USA Operations	1,571.7	2,754.8

Total as of December 31, 2019	2,299.8	4,189.5

2019 Proved Reserves Estimates – Canadian Protocols (Net, After Royalties) (1)
Using forecast prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2018	352.9	279.8	3,578	1,228.9
Revisions and economic factors	104.8	93.8	812	334.0
Extensions, improved recovery and discoveries	48.7	35.2	301	134.1
Acquisitions	296.5	238.7	2,041	875.3
Dispositions	(5.2)	(0.6)	(364)	(66.3)
Production	(60.0)	(50.2)	(576)	(206.2)

December 31, 2019	737.6	596.7	5,793	2,299.8

2019 Proved Plus Probable Reserves Estimates – Canadian Protocols (Net, After Royalties) (1)
Using forecast prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2018	986.8	699.3	8,623	3,123.4
Revisions and improved recovery	(131.3)	(31.3)	(618)	(265.7)
Extensions and discoveries	221.5	117.7	1,139	529.0
Purchase of reserves in place	386.7	312.5	2,634	1,138.2
Sale of reserves in place	(34.5)	(18.8)	(456)	(129.3)
Production	(60.0)	(50.2)	(576)	(206.2)

December 31, 2019	1,369.1	1,029.3	10,746	4,189.5

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2019 Proved Reserves Estimates – U.S. Protocols (Net, After Royalties)(1)
Using constant prices and costs; simplified table	Oil (MMbbls)(3)	NGLs (MMbbls)	Natural Gas (Bcf)(4)	Total (MMBOE)
December 31, 2018	351.8	280.8	3,499	1,215.7
Revisions and improved recovery (2)	(55.6)	(17.1)	(515)	(158.7)
Extensions and discoveries	230.6	158.4	1,298	605.3
Purchase of reserves in place	262.0	217.2	1,904	796.6
Sale of reserves in place	(5.1)	(0.5)	(351)	(64.1)
Production	(60.0)	(50.2)	(576)	(206.2)

December 31, 2019	723.7	588.5	5,259	2,188.8

(1)	Numbers may not add due to rounding.
(2)	Changes in reserve estimates resulting from application of improved recovery techniques are included in revisions of previous estimates.
(3)	Primarily tight oil, including minimal medium and light crude oil volumes.
(4)	Primarily shale gas, including minimal conventional natural gas.

Differences between estimates under Canadian and U.S. protocols primarily represent the use of forecast prices in the estimation of reserves under Canadian standards, while U.S. standards require the use of 12-month average historical prices which are held constant. For information on reserves reporting, see Note 2.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil and NGLs. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide stockholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

•

Total Costs per BOE is defined as the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive and restructuring costs, per BOE of production. Management believes this measure is useful to the company and its investors as a measure of operational efficiency across periods.

NOTE 2: Information on reserves reporting – Detailed Canadian protocol disclosure will be contained in the Company’s Form 51-101F1 for the year ended December 31, 2019 (“Form 51-101F1”) and detailed U.S. protocol disclosure will be contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report on Form 10-K”), each of which the Company anticipates filing with applicable securities regulatory authorities on or about February 21, 2020. A description of the primary differences between the disclosure requirements under Canadian standards and under U.S. standards will be set forth under the heading “Note Regarding Additional Reserves Information” in the Form 51-101F1.

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ADVISORY REGARDING OIL AND GAS INFORMATION - All estimates in this news release are effective as of December 31, 2019, prepared by qualified reserves evaluators in accordance with procedures and standards contained in the Canadian Oil and Gas Evaluation (“COGE”) Handbook, National Instrument 51-101 (“NI 51-101”) and SEC regulations, as applicable. On February 6, 2020, Ovintiv was granted an exemption by the Canadian Securities Administrators from the requirements under NI 51-101 that each qualified reserves evaluator or qualified reserves auditor appointed under section 3.2 of NI 51-101 and who execute the report under Item 2 of Section 2 of NI 51-101 be independent of the Company. Detailed Canadian and U.S. protocol disclosure will be contained in the Form 51-101F1 and Annual Report on Form 10-K, respectively. Additional detail regarding economic contingent resources will be available in the Supplemental Disclosure Document filed concurrently with the Form 51-101F1. Information on the forecast prices and costs used in preparing the Canadian protocol estimates will be contained in the Form 51-101F1. For additional information relating to risks associated with the estimates of reserves and resources, see “Item 1A. Risk Factors” of the Annual Report on Form 10-K.

Reserves are the estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on analysis of drilling, geological, geophysical and engineering data, the use of established technology, and specified economic conditions, which are generally accepted as being reasonable. Proved reserves are those reserves which can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: 2020 guidance, including capital, production and total costs; expectation of free cash flow generation; debt and leverage levels; return of cash to stockholders; anticipated hedging; and operating performance relative to peers. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions in corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity; risks in marketing operations; risks associated with lawsuits and regulatory actions, including disputes with partners; ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities; and other risks and uncertainties as described in the Company’s Annual Report on Form 10-K and as described from time to time in its other periodic filings as filed on SEDAR and EDGAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

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